                                                                      EXHIBIT 12

          GENERAL AMERICAN TRANSPORTATION CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)



                                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                       JUNE 30                                JUNE 30
                                                          -----------------------------------    ----------------------------------
                                                               1999               1998               1999                1998
                                                          ---------------    ----------------    --------------     ---------------

Earnings available for fixed charges:
    Net income                                               $  26.9            $  24.4              $  56.2           $  48.1

    Add (deduct):
        Income taxes                                            14.5               13.0                 31.1              24.9
        Share of affiliates' earnings, net
             of distributions received                          (3.6)              (2.6)                (8.2)             (6.6)
        Interest on indebtedness and
             amortization of debt discount
             and expense                                        27.2               28.9                 53.5              57.2
        Amortization of capitalized interest                      .3                 .3                   .7                .6
        Portion of rents representative of interest
             factor (deemed to be one-third)                     9.2                7.8                 18.5              15.5
                                                          ---------------    ----------------    --------------     ---------------

    Total earnings available for fixed charges               $  74.5            $  71.8              $ 151.8           $ 139.7
                                                          ===============    ================    ==============     ===============

Fixed Charges:
       Interest on indebtedness and
          amortization of debt discount
          and expense                                        $  27.2            $  28.9              $  53.5           $  57.2
      Capitalized interest                                        .2                 .2                   .4                .5
      Portion of rents representative of interest
          factor (deemed to be one-third)                        9.2                7.8                 18.5              15.5
                                                          ---------------    ----------------    --------------     ---------------

    Total fixed charges                                      $  36.6            $  36.9              $  72.4           $  73.2
                                                          ===============    ================    ==============     ===============

Ratio of earnings to fixed charges (a)                           2.04x              1.95x                2.10x             1.91x



 (a) The ratios of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, and amortization of debt discount and expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.



                                       12